Exhibit 99.4

Execution Version

PRIVET FUND LP

79 West Paces Ferry Road

Suite 200-B

Atlanta, GA 30305

February 12, 2018

Hardinge Inc.

One Hardinge Drive
Elmira, NY 14902

Ladies and Gentlemen:

This guaranty (this “Guaranty”) is being delivered by Privet Fund LP (“Guarantor”) to Hardinge Inc., a New York corporation (the “Company”), in connection with the execution of that certain Agreement and Plan of Merger, dated as of February 11, 2018 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among Hardinge Holdings, LLC, a Delaware limited liability company (“Parent”), Hardinge Merger Sub, Inc., a New York corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), and the Company, pursuant to which Acquisition Sub will merge with and into the Company (the “Merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement. All dollar amounts in this Guaranty refer to USD.

Guarantor and the Company hereby agree as follows:

1. Obligations. To induce the Company to enter into the Merger Agreement, Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Company, on the terms and conditions set forth herein, the due, complete and punctual performance and discharge of (i) all obligations of Parent and Acquisition Sub and their respective successors and assigns under the Merger Agreement, including, without limitation, of (A) Parent’s obligation to pay the Reverse Termination Fee (the “Reverse Termination Obligation”) and (B) the obligations of Parent and Acquisition Sub pursuant to and in accordance with Section 6.11, Section 6.12, Section 8.2, Section 8.3, and Section 8.6 of the Merger Agreement (the “Expense Obligations”); and (ii) Privet Capital Investments II, LP’s (“PCI II”) and its respective successors and assigns obligation under the Equity Commitment Letter to fund the Equity Financing at or prior to the Closing (the “Equity Obligation” and, together with the Reverse Termination Obligation and the Expense Obligations, the “Obligations”); provided that in no event shall Guarantor’s aggregate liability with respect to the Obligations exceed $85,000,000 (such limitation on the Guarantor’s aggregate liability with respect to the Obligations being herein referred to as the “Cap”).

2. Nature of the Obligations. The Company shall not be obligated to file any claim relating to the Obligations in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to file shall not affect Guarantor’s obligations hereunder. In the event that any payment to the Company hereunder is rescinded or must otherwise be returned for any reason, Guarantor shall remain liable hereunder with respect to the Obligations as if such payment had not been made (subject to the terms hereof). This is an unconditional guarantee of payment and not of collectability.

3. Changes in Obligations, Certain Waivers. The Company may at any time and from time to time, without notice to or further consent of Guarantor, extend the time of payment of any of the Obligations or make any agreement with Parent or with any other person interested in the transactions contemplated by the Merger Agreement for the extension, compromise, discharge or release, in whole or in part, or any modification of the terms of the Obligations or of any agreement between the Company and Parent or any such other person without in any way impairing or adversely affecting Guarantor’s rights or obligations under this Guaranty. Guarantor’s obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Parent or any other person interested in the transactions contemplated by the Merger Agreement or any delay in doing so; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) the addition, substitution or release of any entity or other person now or hereafter liable for any Obligation or otherwise interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate existence, structure or ownership of Parent, Purchaser, Acquisition Sub or any other person now or hereafter liable for any Obligation or otherwise interested in the transactions contemplated by the Merger Agreement; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Purchaser, Acquisition Sub or any other person now or hereafter liable for any Obligation or otherwise interested in the transactions contemplated by the Merger Agreement; (f) the existence of any claim, set-off or other right which Guarantor may have at any time against Parent, Purchaser or Acquisition Sub whether in connection with the Obligations or otherwise; (g) any change in the applicable Laws of any jurisdiction; (h) the adequacy of any other means the Company may have in obtaining payment of any of the Obligations, (i) any breach of the Merger Agreement by Parent or Acquisition Sub; or (j) any breach of the Merger Agreement by the Company (except to the extent such breach would release Parent and Acquisition Sub from the Obligations in accordance with the express terms of the Merger Agreement). Guarantor waives promptness, diligence, notice of the acceptance of this Guaranty and of the Obligations, presentment, notice of non-performance, default, dishonor and protest, any right to require the marshaling of assets of Parent or any other person interested in the transactions contemplated by the Merger Agreement and all suretyship defenses generally other than any defense or counterclaim that Acquisition Sub or Parent could assert against the Company under the terms of the Merger Agreement (except for defenses arising from the bankruptcy or insolvency of Acquisition Sub or Parent). Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guaranty are knowingly made in contemplation of such benefits.

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The Company hereby covenants that it shall not institute, and shall cause its subsidiaries and Controlled Affiliates (as defined below) not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against Guarantor, Parent, Acquisition Sub or any Guarantor Affiliate (as defined below) except for claims (i) against the Guarantor and its successors and assigns under this Guaranty, (ii) under the Confidentiality Agreement, and (iii) under the Equity Commitment Letter, including its right to cause the commitments under the Equity Commitment Letter to be funded in accordance with the terms of Section 8.3(c) of the Merger Agreement (any claims under clauses (i) through (iii), collectively, the “Retained Claims”); provided, however, that nothing contained herein shall operate or be construed as a waiver or release by the Company of its right to assert any defenses or counterclaims against Guarantor or, as applicable, Acquisition Sub or Parent, in connection with any claims, defenses or counterclaims asserted by them against the Company. Guarantor hereby covenants that it shall not institute, and shall cause its affiliates not to institute, any proceeding asserting that this Guaranty is illegal, invalid or unenforceable, in whole or in part. The Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company’s rights against, any person liable for any Obligations prior to proceeding against Guarantor hereunder. Nothing herein is intended to operate as a waiver with respect to fiduciary duties in respect of any claim not derived from the Merger Agreement.

For purposes of this Guaranty, “Controlled Affiliate” of any person means any affiliate that such person directly or indirectly controls (within the meaning of the definition of “affiliate” contained in Rule 12b-2 of the Exchange Act) and, for purposes of this Guaranty, includes the directors and officers of such person. Guarantor hereby unconditionally and irrevocably waives, and agrees not to exercise, any rights that it may now have or hereafter acquire against Parent, Acquisition Sub and PCI II that arise from the existence, payment, performance or enforcement of Guarantor’s Obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent, Acquisition Sub or PCI II, whether or not such claim, remedy or right arises in equity or under contract, statute or Law, including, without limitation, the right to take or receive from Parent, Acquisition Sub, PCI II or such other person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligations and any amounts payable under the proviso to the last sentence of Section 8 of this Guaranty shall have been paid in full. If any amount is paid to Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full of the Obligations and any amounts payable under the proviso to the last sentence of Section 8 of this Guaranty, such amount shall be received and held in trust for the benefit of the Company, shall be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and any amounts payable under the proviso to the last sentence of Section 8 of this Guaranty, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any Obligations and any amounts payable under the proviso to the last sentence of Section 8 of this Guaranty thereafter arising.

4. No Waiver; Cumulative Rights. No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Company or allowed it by Law or other agreement shall be cumulative and not exclusive of any other and may be exercised by the Company at any time or from time to time.

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5. Representations and Warranties. Guarantor hereby represents and warrants to the Company as follows:

(a)               Guarantor is a limited partnership, duly formed, validly existing and in good standing under the Laws of the State of Delaware. Guarantor has the requisite power and authority to execute, deliver and perform this Guaranty;

(b)               the execution, delivery and performance of this Guaranty (i) have been duly and validly authorized by all necessary action and no additional actions are necessary to authorize such execution, delivery and performance of this Guaranty, and (ii) do not contravene or violate any provision of Guarantor’s limited partnership agreement or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on Guarantor or its assets except in the case of this clause (ii) to the extent that such contravention or violation would not reasonably be expected to prevent or materially delay Guarantor from performing its obligations hereunder;

(c)               this Guaranty constitutes a legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law);

(d)               all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of the Guaranty by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Guaranty; and

(e)               Guarantor has, and shall at all times have, so long as this Guaranty remains in effect, the financial capacity to pay and perform its obligations under this Guaranty.

6. No Assignment. Neither Guarantor nor the Company may assign its rights, interests or obligations hereunder to any other person (except by operation of Law) without the prior written consent of the Company or Guarantor, as the case may be; provided, however, that Guarantor may assign all or a portion of its obligations hereunder to an affiliate of Guarantor or to an entity managed or advised by an affiliate of Guarantor; provided, further, that no such assignment shall relieve Guarantor of any liability or obligation hereunder except to the extent actually fully performed or satisfied by the assignee.

7. Notices. All notices and other communications hereunder shall be in writing and shall be given in the manner required by the Merger Agreement, with any notice to Guarantor to be delivered to the notice address for Parent in the Merger Agreement.

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8. Continuing Obligation. This Guaranty shall not be withdrawn by Guarantor and shall remain in full force and effect and shall be binding on Guarantor, its successors and assigns, for the benefit of the Company, until each of the Obligations has been paid in full. Notwithstanding the foregoing, this Guaranty shall terminate automatically and immediately without the giving of notice and Guarantor shall have no further obligations under this Guaranty as of the earliest of (a) the Effective Time and (b) the date that is 90 days from the date of the valid termination of the Merger Agreement; provided that if the Company asserts a claim for payment of any of the Obligations or the Company commences an action with respect to this Guaranty in a court of competent jurisdiction, in each case prior to the time at which this Guaranty would otherwise terminate, then this Guaranty shall remain in full force and effect until the earlier of (A) the payment or satisfaction in full of the Obligations claimed by the Company to be owed (as the same may be finally determined by a court of competent jurisdiction or mutually agreed in writing by the parties) or (B) the final, non-appealable determination of a court of competent jurisdiction that no amounts are payable hereunder. For the avoidance of doubt, if the Company seeks, prior to the time at which this Guaranty would otherwise terminate, specific performance under the Equity Commitment Letter of PCI II’s obligations thereunder as set forth therein, this Guaranty shall remain outstanding during any period in which the Company continues to seek specific performance and until the earlier of the time that the Company ceases to seek specific performance or the final, non-appealable determination of a court of competent jurisdiction to grant or deny the Company’s request for specific performance. The termination of this Guaranty pursuant to this Section 8 shall not limit or affect the obligations of any party under the Merger Agreement or any other document or agreement executed or delivered in connection therewith, all of which shall survive until termination as provided therein.

If the Company brings a valid claim to enforce this Guaranty pursuant to its terms and Guarantor fails to pay the Obligations when due and the Company seeks to collect the payment of such amounts through any litigation or other proceeding, then, to the extent the Company prevails in such litigation or proceeding, Guarantor shall pay on demand all reasonable fees and out of pocket expenses of the Company in connection with such litigation or proceeding.

9. No Recourse. Notwithstanding anything that may be expressed or implied in this Guaranty or any document or instrument delivered contemporaneously herewith, by its acceptance of the benefits of this Guaranty, the Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to and no recourse may be had against, any officer, director, employee, controlling person, current or former direct or indirect holder of any equity interests or securities of Guarantor (whether such holder is a limited or general partner, member, stockholder or otherwise), or any affiliate of Guarantor, or any former, current or future holder of equity interests, director, officer, employee, general or limited partner, member, manager, affiliate, agent, assignee or representative of any of the foregoing (collectively, the “Guarantor Affiliates”), through Parent, Acquisition Sub or otherwise, whether by or through attempted piercing of the corporate, partnership or limited liability company veil, by or through a claim by or on behalf of Parent or Acquisition Sub against Guarantor, Guarantor Affiliates, or Acquisition Sub’s affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for its rights to recover the Obligations under and to the extent provided in this Guaranty, including the Retained Claims set forth in Section 3, subject to the limitations described herein, and except as set forth in the Equity Commitment Letter. Except for the Company’s rights to seek specific performance under the Equity Commitment Letter of PCI II’s obligations thereunder as set forth therein, recourse against Guarantor under this Guaranty (including in respect of the Retained Claims set forth in Section 3) shall be the sole and exclusive remedy of the Company and all of its subsidiaries and affiliates against Guarantor or Guarantor’s Affiliates in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement. Nothing set forth in this Guaranty shall be construed to confer or give to any person (including any person acting in a representative capacity) other than the Company and Guarantor any rights or remedies in respect of this Guaranty against any person other than the Company and Guarantor as expressly set forth herein.

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10. Governing Law, Jurisdiction.

(a)               This Guaranty and the obligations hereunder will be governed by, and construed and enforced in accordance with, the Laws of the State of New York, without giving effect to any choice or conflict of law provisions or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

(b)               (i) Any dispute, controversy, claim, action or proceeding between the parties hereto that arises out of, relates to or is in any manner connected with this Guaranty, including any question regarding the rights and obligations arising hereunder or the validity, termination of or performance or non-performance under, this Guaranty, (ii) any breach of this Guaranty, or (ii) any other claim (including tort claims and including recognition and enforcement of any judgment in respect of this Guaranty and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns), which arises out of, relates to or is in any manner connected with this Guaranty or any documents or instruments delivered in connection herewith, shall be exclusively referred to, brought in and/or determined by the United States District Court for the Southern District of New York (or, if that court does not have jurisdiction, the Supreme Court of the State of New York, County of New York) and the appropriate appellate courts therefrom.

 (c)              Each of the parties hereto hereby (a) expressly, irrevocably, and unconditionally submits to the exclusive personal jurisdiction of the United States District Court for the Southern District of New York (or, if that court does not have jurisdiction, the Supreme Court of the State of New York, County of New York) and the appropriate appellate courts therefrom in the event any dispute arises out of this Guaranty or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (c) agrees that it will not bring any action relating to this Guaranty or the transactions contemplated hereby in any court other than the United States District Court for the Southern District of New York (or, if that court does not have jurisdiction, the Supreme Court of the State of New York, County of New York) and the appropriate appellate courts therefrom, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty and (e) agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the United States District Court for the Southern District of New York (or, if that court does not have jurisdiction, the Supreme Court of New York, County of New York) and the appropriate appellate courts therefrom. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. The parties hereby further agree that New York state or United States Federal courts sitting in New York County, State of New York shall have exclusive jurisdiction over any action (whether at law, in equity, in contract, in tort or otherwise) brought against any Financing Source in connection with the transactions contemplated under this Guaranty.

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(d)               The foregoing consents to jurisdiction and appointments of agents to receive service of process shall not constitute general consents to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any person other than the parties hereto.

11. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, RELATING TO OR IN CONNECTION WITH THIS GUARANTY OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

12. Miscellaneous.

(a)               The headings contained in this Guaranty are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

(b)               This Guaranty constitutes the entire agreement with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings and statements, both written and oral, between Guarantor and Company with respect to the transactions contemplated hereby.

(c)               This Guaranty may not be amended, and no provision hereof waived or modified, except by an instrument in writing signed by Guarantor and Company.

(d)               Each provision of this Guaranty shall be considered separable, and if for any reason any provision or provisions hereof are determined to be invalid or contrary to any existing or future Law, such invalidity shall not impair the operation of or affect those portions of this Guaranty that are valid.

(e)               This Guaranty may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will be one and the same agreement. The execution and delivery of this Guaranty may be effected by facsimile or any other electronic means.

[Signature Page Follows]

If the foregoing is acceptable to you, please sign and return a copy of this Guaranty where indicated below.

Very truly yours,

PRIVET FUND lP

By: Privet Fund Management LLC, its General Partner

By: /s/ Ryan Levenson

Name: Ryan Levenson

Title: Managing Member

Acknowledged and agreed to as of the date first written above

HARDINGE INC.

By: /s/ Christopher DiSantis

Name: Christopher DiSantis

Title: Chairman

[Signature Page to Limited Guaranty]